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                                                                   Exhibit 3.2



                                                        State of Delaware
                                                       Secretary of State
                                                    Division of Corporations
                                                   Delivered 11:56 AM 05/16/2003
                                                    Filed 11:56 AM 05/16/2003
                                                   SRV 030318902-3396733 File





            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                        UNITED STATES STEEL CORPORATION



     (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:


     1. The name of the corporation is United States Steel Corporation.

     2. The certificate of incorporation of the corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said Article the following new Article:

     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred Forty Million (440,000,000), of which Four Hundred Million (400,000,000) shares shall be Common Stock having a par value of one dollar ($1.00) per share and Forty Million (40,000,000) shares shall be shares of Preferred Stock, without par value (hereinafter called "Preferred Stock").

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Executed on this 14th day of May, 2003



                                            /s/ Craig D. Mallick
                                            ----------------------------
                                            Craig D. Mallick, Authorized Person